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                                                                   Exhibit 10.59

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                               :
                                     :   Jointly Administered
BORDEN CHEMICALS AND                 :   Case No. 01-1268 (PJW)
PLASTICS OPERATING LIMITED           :
PARTNERSHIP, a Delaware limited      :
partnership, et al.,                 :
                                     :   Chapter 11
                       Debtors.      :   Relates to Docket No. 860

           AMENDED ORDER AUTHORIZING DEBTORS AND DEBTORS IN POSSESSION
                 TO ASSUME AND ASSIGN CERTAIN ETHYLENE CONTRACTS
                             AND SETTING CURE AMOUNT

               This matter coming before the Court on the Motion of Debtors and Debtors in Possession for an Order: (A) Approving Bid Procedures; (B) Authorizing Assumption and Assignment of Certain Ethylene Contracts; (C) Setting Cure Amount; and (D) Granting Related Relief (the "Motion"); the Court having reviewed the Motion; the Court finding that: (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334; (b) this is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2); (c) due and proper notice of the Motion has been given under the circumstances, and no other or further notice is required; (d) assumption and assignment of the Ethylene Contracts (as defined in the Motion) is allowable under section 365 of the Bankruptcy Code, is a reasonable exercise of the business judgment of the Debtors, and is in the best interests of the Debtors' estates and creditors, (e) the Debtor has thoroughly marketed the Ethylene Contracts and conducted an auction at which Qualified Bidders engaged in competitive bidding, (f) the Debtors, after consultation with BCP Management, BCP Creditors' Committee and the BCPM Creditors' Committee, have determined that Georgia Gulf

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Corporation ("GGC") has submitted the highest and best bid, (g) GGC has submitted the highest and best bid, and has negotiated fairly and in good faith and has provided adequate assurance of future performance under the Ethylene Contracts and (h) the Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein;

               IT IS HEREBY ORDERED THAT:

               1.   The Motion is GRANTED.

               2. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Motion; the Notice by Debtors and Debtors in Possession of: (A) Amended Bid Procedures Related to Potential Assumption and Assignment of Certain Ethylene Contracts, (B) Hearing on same and
(C) Amended Opening Bid for Contracts [Docket No. 903] (the "Amended Notice of Bid Procedures") and the Order Approving Bidding Procedures With Respect To Debtors' Assumption and Assignment Of Certain Ethylene Contracts And Setting Cure Amount, which was entered by the Bankruptcy Court on August 7, 2002 [Docket No. 921] (the "Bid Procedures Order").

               3. Pursuant to the terms and procedures set forth in the Motion, the Bid Procedures Order and this Sale Order, the Cure Amount due and owing to Shell is hereby determined to be as follows:

                    a. $3,367,335.10, representing a prepetition cure amount arising from goods ("Product") delivered pursuant to the Ethylene Contracts (the
                         "Prepetition Cure");

                    b. $7,018,203.46, representing a postpetition cure amount (the "Postpetition Cure") as of August 1, 2002.

               4. Shell has timely filed objections [Docket Nos. 874, 913 and 947] (the "Shell Objections") to the Motion. However, the Debtors and BCP Management, Inc., together with their respective committees of unsecured creditors, have agreed to the terms of a Stipulation

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and Order Relating to an Agreement by and Among Shell Oil Company, Shell
Chemical Company, Shell Chemical Capital Corporation and the Debtors Concerning the Assumption and Assignment of Certain Ethylene Contracts (the "Stipulation"), which, upon Court approval, will resolve the Shell Objections. This Order shall not be effective until the entry of an Order approving the Stipulation. Until the entry of such an Order, Shell reserves all of its rights to assert the Shell Objections, except as determined in the Bid Procedures Order.

               5. The Debtors are hereby authorized immediately to assume and assign the Ethylene Contracts to GGC, pursuant to section 365 of the Bankruptcy Code, under the terms set forth in the assumption and assignment agreement attached hereto as Exhibit A (the "Assumption and Assignment Agreement") and incorporated by reference as if fully set forth herein. Subject only to Shell Chemical Capital's rights and interests under the Assignment Agreements more specifically described in the Stipulation, GGC shall take the Ethylene Contracts free and clear of all liens, claims and encumbrances of any other party.

               6. Within 3 days after the Approval Date (as defined in the Assumption and Assignment Agreement) GGC is ordered to pay to the Debtors all amounts owing to the Debtors pursuant to the terms of the Assumption and Assignment Agreement amounting to $3.2 million. Within 3 days after the Approval Date (as defined in the Assumption and Assignment Agreement) GGC is ordered to pay to Shell the Prepetition Cure and the Postpetition Cure, the payment of which shall cure all defaults under the Ethylene Contracts.

               7. Upon execution of the Assumption and Assignment Agreement and payment of the amounts set forth in paragraph 6, above, GGC shall be entitled to delivery within a reasonable time of the product designated for delivery in April, May, June and July 2002 under the Ethylene Contracts, that upon the payment to Shell of the payment due in September, 2002,

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GGC will be entitled to prompt delivery of product representing the product designated for delivery during August, 2002 under the Ethylene Contracts, and that deliveries and payments thereafter shall occur as provided for under the Ethylene Contracts. Provided, however, if the Order is not entered until September 8, 2002, the payment for the product designated for delivery during August 2002 under the Ethylene Contracts shall be due as an additional Cure Claim payable within three (3) days after the Approval Date.

               8. Upon assumption and assignment of the Ethylene Contracts, the Ethylene Contracts shall be fully enforceable according to their terms as if no default had occurred, and GGC and Shell will bound by all terms of the Ethylene Contracts.

Dated:  August 28, 2002                             /s/ Peter J. Walsh
        Wilmington, Delaware                  ------------------------------
                                              UNITED STATES BANKRUPTCY JUDGE

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